Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 2-88003, 2-98471, 33-26177 and 33-38219) on Form S-8 of our report dated June 29, 2015, relating to the statements of net assets available for benefits of Rogers Employee Savings and Investment Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of Rogers Employee Savings and Investment Plan.

/s/ Mayer Hoffman McCann P.C.

Providence, Rhode Island
June 29, 2015